EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                 (In thousands, except share and per share data)

                                           Three Months Ended October 31,      Nine Months Ended October 31,
                                               1996             1997              1996            1997
                                               ----             ----              ----            ----
   Net income for primary income
       per common share                     $       723     $    (6,763)        $    1,544     $    (7,465)
                                            ===========     ===========         ==========     ===========

   Weighted average number of
       common shares outstanding
       during the year                        2,804,721       2,838,138          2,595,401       2,825,753

   Add common equivalent shares
       (determined using the treasury
       stock method) representing
       shares issuable upon exercise
       of incentive stock options and
       warrants                                  15,055              --             15,055         295,641
                                            -----------     -----------         ----------     -----------

   Weighted average number of
       shares used in calculation of
       primary earnings per share             2,819,776       2,838,138          2,610,456       3,177,253
                                            ===========     ===========         ==========     ===========

   Primary earnings per share                       .26           (2.38)               .57           (2.58)
                                            ===========     ===========         ==========     ===========